Exhibit 10.82

The Children’s Place Retail Stores, Inc.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), hereby establishes this Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2010 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and directors and promoting in them increased efficiency and an interest in the successful operation of the Company.  A further purpose of the Plan is to provide a means by which certain employees and directors may elect to defer the receipt of a designated amount of their compensation.  The Plan is intended to, and shall be interpreted to comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I

DEFINITIONS

1.1           “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.

1.2           “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, stock options, restricted stock, equity awards, reimbursements and other non-regular remuneration, earned by the Participant for services rendered to the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.3           “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 6.2 entitled to receive benefits under the Plan upon the death of a Participant.

1.4           “Board” shall mean the Board of Directors of the Company.

1.5           “Bonus(es)” shall mean amounts earned by a Participant annually in the form of discretionary or incentive compensation for services rendered to the Company or any other bonus designated by the Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.6           “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.7           “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 7.

1.8           “Company Contributions” shall mean contributions, if any, made by the Company pursuant to Section 3.3.

1.9           “Company Contribution Account” shall mean the Account maintained for the benefit of a Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.10         “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).

1.11         “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.4 of the Plan.

1.12         “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1

1.13         “Director” shall mean a member of the Board.

1.14         “Director Fees” shall mean retainer and other fees earned by a Director for services as a member of the Board, excluding reimbursement of expenses or other non-regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company.

1.15         “Disability” shall mean (consistent with the requirements of Section 409A) that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.16         “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 5.

1.17         “Eligible Director” shall mean a Director of the Company, as selected by the Committee in its sole discretion.

1.18         “Eligible Executive” shall mean an employee of the Company at the level of director or above, as selected by the Committee in its sole discretion.

1.19         “Eligible Individual” means anyone who is an Eligible Executive or an Eligible Director.

1.20         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.21         “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in IRC Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforseeable emergency” under Code Section 409A(a)(2)(v)).

1.22         “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.4 of the Plan.

1.23         “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.1(i) to a Participant who has suffered a Financial Hardship.

1.24         “Initial Election Period” shall mean the period established by the Committee for submission of the Participant Election Forms prior to commencement of participation in the Plan pursuant to Article 2.

1.25         “Key Employee” shall mean those employees defined under Section 416(i) of the Code.

1.26         “Participant” shall mean any Eligible Individual who elects to participate in this Plan in accordance with Article 2.

1.27         “Participant Election Forms” shall mean the election forms established by the Committee by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from Accounts.  The Participant Election Forms may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Committee.

1.28         “Payment Date” shall mean the date by which a lump sum payment shall be made or the date on which installment payments shall commence.  The Payment Date of a Scheduled Distribution shall be a date between February 1 and March 15 of the year following the year in which the Scheduled Distribution date occurs.  Subsequent installments shall be made during the same time period (February 1 - March 15) of each succeeding Plan Year.  Lump sum payments due to Separation from Service will be paid in the month following such Separation from Service.  For installment payments due to Separation from Service, the first payment will be paid in the month following Separation from Service, and subsequent installments shall be paid between February 1 and March 15 of each succeeding Plan Year.  In the case of death, payments will be made as soon as administratively feasible following confirmation of the Participant’s death.  The Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof as reasonably determined by the Committee.

1.29         “Plan Year” shall mean the calendar year.

1.30         “Restricted Stock Units” shall mean a Deferred Stock Award, including both Employee Deferred Stock Awards and Director Deferred Stock Awards granted under the

Equity Incentive Plan of The Children’s Place Retail Stores, Inc., and any successor plan or similar plan adopted by the Company.

1.31         “Retirement” shall mean the Separation from Service of an Eligible Executive after having attained a combination of age and Years of Service equal to or greater than fifty five (55).

1.32         “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.1(h).

1.33         “Separation from Service” shall mean the date of the cessation of the Participant’s provision of services to the Company as defined in the regulations under Code Section 409A.

1.34         “Years of Service” A Participant shall be credited with one Year of Service for each 365 days of consecutive employment with the Company, measured, unless otherwise specified by the Board, from his or her date of hire by the Company.  A Participant’s employment with the Company shall be deemed not to be interrupted by any period of time during which the Participant is on an approved leave of absence; provided that the Participant returns to active work with the Company at the conclusion of such approved leave of absence.

ARTICLE II

PARTICIPATION

An Eligible Individual may become a Participant in the Plan on the Effective Date or the January 1 of any Plan Year thereafter, by submitting the Participant Election Forms, including such other documentation and information as the Committee may reasonably request, to the Committee during the Initial Election Period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Individual shall be eligible to participate in the Plan; provided, however, that the Committee may permit an individual who becomes an Eligible Individual after the first day of a Plan Year, but before July 1 of such Plan Year, (if the Eligible Individual is not already a participant in another plan which is aggregated with this Plan under Code Section 409A) to participate on the July 1 following the date on which he or she becomes an Eligible Individual by filing his or her Participant Election Forms at any time up until the thirtieth (30th) day after such July 1.  If an employee is hired as, or promoted to a level of an Eligible Individual after the Initial Election Period for a Plan Year, such individual will not be eligible to participate in the Plan until the July 1 following such date of hire or promotion.  In no event, however, shall any deferral election apply to Compensation earned with respect to services performed before his or her Participant Election Forms are filed with the Committee.  The Committee shall have discretionary authority and right to revoke a Participant’s future participation in the Plan at any time and for any reason.  Such Participant shall thereafter have no right to make new deferral or distribution elections, but shall continue to have the right to make investment elections with respect to existing deferral accounts.

ARTICLE III

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation.

(a)           Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided after the time an election is made and in accordance with Section 409A.  Elections shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of:

(1)           Up to 80% of Base Salary

(2)           Up to 100% of Bonuses

(3)           Up to 100% of Director Fees

(4)           100% of Restricted Stock Units

Notwithstanding the foregoing, the Committee may further limit the maximum or the minimum amount of deferrals during any Plan Year, by any Participant or group of Participants, in its sole discretion.

(b)           Duration of Compensation Deferral Election.  An Eligible Individual’s initial election to defer Compensation shall be made during the Initial Election Period established by the Committee prior to the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election Form during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall NOT continue in effect for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of Disability or Financial Hardship.

3.2           Elections to defer Restricted Stock Units. Notwithstanding any other provision set forth in section 3.1 to the contrary, an Eligible Individual may elect to defer any Restricted Stock Units pursuant to procedures established by the Committee, so long as his or her initial deferral election is filed with the Committee no later than thirty (30) days after the date of grant of his or her Restricted Stock Units, as applicable, and the election is made at least twelve (12) months before such Eligible Individual will earn a nonforfeitable right to any portion of such Restricted Stock Units.  If a deferral election with respect to Restricted Stock Units is not, or cannot be, made within the foregoing time periods, the time and form of distribution with respect to such Restricted Stock Units shall be the default distribution date set forth in Section 6.1.

3.3           Company Contributions.

(a)           Discretionary Company Contributions.  The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.4           Investment Elections.

(a)           Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, each Participant shall designate, on a Participant Election Form provided by the Committee, the investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be  invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section.  A Participant may change the designation made under this Section at least daily by filing a revised election by market close (generally 4 p.m. Eastern Time), on a Participant Election Form provided by the Committee.  During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Committee for such purpose until all amounts have been distributed from the Account. If a Participant fails to make an investment election under this Section, the Participant shall be deemed to have elected the default investment Fund selected by the Committee for such purpose.

(b)           Investment Alternatives. The Committee shall select from time to time, in its sole and absolute discretion, investment Funds and shall communicate each of the alternative types of investment Funds to Participants pursuant to subsection (a) of this Section.  The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts.  The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor of the Company.

3.5           Distribution Elections.

(a)           Initial Election.  At the time of making a deferral election under the Plan, a Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Section 6.1.

(b)           Initial Election for Restricted Stock Units.  If a distribution election with respect to Restricted Stock Units is not made at least twelve (12) months prior to the date an Eligible Individual will earn a nonforfeitable right to any portion of such Restricted Stock Units, the time and form of distribution shall be the default distribution date set forth in Section 6.1.

(c)           Modification of Election.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the Initial Election Period.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Notwithstanding the foregoing, a Participant may only make one change of election for distribution upon Separation from Service with respect to deferrals made for a particular Plan Year.  Except as expressly provided in Section 6.1(g), no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment is permitted if and only if all of the following requirements are met:

(1)           the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)           in the case of payments made on account of Separation from Service (other than by reason of death or Disability) or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)           in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made on Participant Elections Forms provided by the Committee, and in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV

DEFERRAL ACCOUNTS

4.1              Deferral Accounts.  The Committee shall establish and maintain one or more Deferral Account(s) for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment Fund elected by the Participant pursuant to Section 3.1.  A Participant’s Deferral Account shall be credited as follows:

(a)           On the business day when amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.1; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount to be invested in that Fund;

(b)           Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the applicable earnings and losses for the corresponding Fund pursuant to procedures set forth by the Committee; and

(c)           In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to such each separate Scheduled Distribution.

4.2              Company Contribution Account.  The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan for whom a Company Contribution is made.  Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment Fund elected by the Participant pursuant to Section 3.4.  A Participant’s Company Contribution Account shall be credited as follows:

(a)           On the business day when a Company Contribution is made, the Company shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain investment Fund shall be credited to the investment fund subaccount to be invested in that Fund; and

(b)           Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the applicable earnings and losses for the corresponding Fund pursuant to procedures set forth by the Committee.

4.3              Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4           Statement of Accounts.  The Committee shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each year.

ARTICLE V

VESTING

5.1           Vesting of Deferral Accounts.  A Participant shall be vested 100% at all times in amounts credited to the Participant’s Deferral Account or Accounts.

5.2              Vesting of Company Contribution Accounts.  The vesting of a Participant’s Company Contribution Account, if any, shall be determined by the Committee in its sole discretion and shall be set forth in separate deferral award agreement between the Company and an eligible Participant.

5.3              Vesting of Restricted Stock Units.  A Participant shall be vested in a grant of Restricted Stock Units in accordance with the vesting schedule set forth in the agreement evidencing the award of such Restricted Stock Units to the Participant by the Company.

ARTICLE VI
DISTRIBUTIONS

6.1              Timing and Form of Distributions

(a)           Timing and Form of Deferral Account Distributions for Eligible Executives.  Except as otherwise provided herein, in the event of an Eligible Executive’s Separation from Service or Disability, his or her Deferral Account(s) shall be paid to him or her in a single lump sum on the Payment Date unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.5 to receive the amounts in substantially equal annual installments over a period of up to fifteen (15) years, and the Committee determines that the Eligible Executive meets the Retirement criteria set forth in Section 1.31 of this Plan as of the date of the Separation from Service or Disability.

(b)           Timing and Form of Deferral Account Distributions for Eligible Directors. Except as otherwise provided herein, in the event of a Eligible Director’s Separation from Service or Disability, his or her Deferral Account(s) shall be paid to him or her in a single lump sum on the Payment Date unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.5 to receive the amounts in the form of a single lump sum or in substantially equal annual installments over a period of up to fifteen (15) years.

(c)           Timing and Form of Restricted Stock Unit Distributions: Notwithstanding anything contained herein to the contrary, to the extent that a deferral election with respect to Restricted Stock Units is not, or cannot be, made within the time periods specified in Section 3.2, such Restricted Stock Units shall be paid to the Eligible Individual in a single lump sum on the Payment Date no earlier than two (2) years from the last day of the Plan Year unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.5.

(d)           Timing and Form of Deferral Account Distributions for Key Employees. Except as otherwise provided herein, in the event of a Key Employee’s Separation from Service, his or her Deferral Account shall be paid to him or her in a single lump sum on the first business day of the seventh (7th) month following his or her Separation from Service unless he or she has made an alternative benefit election on a timely basis pursuant to Section 3.5 to receive the amounts in the form of a single lump sum or in substantially equal annual installments over a period of up to fifteen (15) years beginning on the first business day of the seventh (7th) month following Separation from Service.

(e)           Distribution of Company Contribution Account. In the event of a Participant’s Separation from Service for any reason, the vested portion of the Participant’s Company Contribution Account, if any, shall be paid in a single lump sum on the Payment Date following such Separation from Service, subject to the limitations in section (c) above.  The unvested portion of such Participant’s Company Contribution Account, if any, shall be forfeited upon his or her Separation from Service.

(f)            Cash-out of Small Accounts.  Notwithstanding anything contained in the Plan to the contrary (including without limitation Section 6.1(h) below), if the aggregate vested amount of a Participant’s Accounts as of his or her Separation from Service is less than ten thousand dollars ($10,000), the total balance of such Accounts shall be paid in the form of a single lump sum distribution on the scheduled Payment Date.

(g)           Death Benefits.

1.             Prior to Commencement of Benefits.  In the event that a Participant dies prior to the date that his or her Accounts commence to be paid, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the balance of such Account in a single lump sum on the Payment Date.

2.             After Commencement of Benefits.  In the event that a Participant dies after payment of his or her Accounts has commenced, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the remaining balance of such Account in a single lump sum on the Payment Date.

(h)           Scheduled Distributions.

1.             Scheduled Distribution Election.  In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.4 of the Plan.  A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account.  The Participant may elect to receive the Scheduled Distribution in a single lump sum or in substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such delay or change complies with the requirements of Section 3.5.

2.             Separation from Service.  In the event of a Participant’s Separation from Service prior to receiving or while receiving a Scheduled Distribution, such Scheduled Distributions (including all such remaining Scheduled Distributions) shall be distributed in a lump sum regardless of the Participant’s election.

(i)            Hardship Distribution.  Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant or Beneficiary, accelerate distribution of benefits or approve cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

1.             The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

2.             The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

3.             The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.

PAYEE DESIGNATIONS AND LIMITATIONS

6.2              Beneficiaries.

(a)           Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Committee during the Participant’s lifetime on a form prescribed by the Committee.

(b)           Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

(c)           Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

6.3              Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.4              Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

6.5              Inability to Locate Payee.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII
ADMINISTRATION

7.1              Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.2              Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to sixty (60) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the sixty (60) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

7.3              Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.

ARTICLE VIII
MISCELLANEOUS

8.1              Amendment or Termination of Plan.  The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.  Notwithstanding the forgoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

8.2              Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

8.3              Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

8.4              Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5              Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary for plan purposes and taking such other actions as may be requested by the Committee.  If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.

8.6              Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7              Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under IRC Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under IRC Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with IRC Section 409A) to recoup the amount of such overpayment(s).

8.8              Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company

8.9              Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.10            Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

8.11            Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.12            Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

8.13            Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  Except to the extent preempted by ERISA, the laws of the State of New Jersey shall govern the Plan.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan, and has caused the Plan to be executed by its duly authorized representative this 22nd day of December, 2009.

The Children’s Place Retail Stores, Inc.

By:	/s/ Susan J. Riley
Susan J. Riley
Executive Vice President, Finance and Administration